EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jamba, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160597 and 333-139645) on Form S-3 and the registration statements (Nos.33-167449 and 333-158093 and 333-139128) on Form S-8 of Jamba, Inc. of our reports dated March 27, 2015, with respect to the consolidated balance sheets of Jamba, Inc. as of December 30, 2014 and December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended December 30, 2014, December 31, 2013 and January 1, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 30, 2014, which reports appear in the December 30, 2014 annual report on Form 10-K of Jamba Inc.

Our report dated March 27, 2015 on the effectiveness of internal control over financial reporting as of December 30, 2014 expresses our opinion that Jamba, Inc. did not maintain effective internal control over financial reporting as of December 30, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there was an insufficient complement of finance and accounting resources with adequate skills within the organization to ensure the proper application of U.S. GAAP with respect to the Company’s non-routine transactions.

/s/ KPMG LLP

San Francisco, California
March 27, 2015